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                                                                    Exhibit 10.1

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                             LINENS 'N THINGS, INC.

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               EMPLOYMENT AGREEMENT FOR NORMAN AXELROD, AS AMENDED

       (ORIGINALLY EFFECTIVE AS OF OCTOBER 11, 2000 AND AS AMENDED THROUGH
                               NOVEMBER 29, 2004)

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                             LINENS 'N THINGS, INC.

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                     EMPLOYMENT AGREEMENT FOR NORMAN AXELROD

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1.    Definitions.........................................................    1
2.    Term of Employment..................................................    2
3.    Position, Duties and Responsibilities...............................    3
4.    Base Salary.........................................................    5
5.    Annual Incentive Awards.............................................    5
6.    Long-Term Stock Incentive Programs..................................    5
7.    Employee Benefit Programs...........................................    5
8.    Supplemental Executive Retirement Plan; Split Dollar Agreement......    7
9.    Disability..........................................................    7
10.   Reimbursement of Business and Other Expenses; Perquisites...........    8
11.   Termination of Employment...........................................    9
12.   Forfeiture Provisions...............................................   23
13.   Confidentiality; Cooperation with Regard to Litigation;
      Non-Disparagement Return of Company Materials.......................   24
14.   Non-competition.....................................................   26
15.   Non-solicitation of Employees.......................................   29
16.   Remedies............................................................   29
17.   Resolution of Disputes..............................................   29
18.   Indemnification.....................................................   30
19.   Excise Tax Gross-Up.................................................   31
20.   Effect of Agreement on Other Benefits...............................   33
21.   Assignability; Binding Nature.......................................   33
22.   Representation......................................................   33
23.   Entire Agreement....................................................   34
24.   Amendment or Waiver.................................................   34
25.   Severability........................................................   34
26.   Survivorship........................................................   34
27.   Beneficiaries/References............................................   34
28.   Governing Law/Jurisdiction..........................................   35
29.   Notices.............................................................   35
30.   Headings............................................................   35
31.   Counterparts........................................................   36

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                              EMPLOYMENT AGREEMENT

        AGREEMENT, originally made and entered into as of the 11th day of October, 2000 and as amended through November 29, 2004, by and among Linens 'n Things, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and Norman Axelrod (the "Executive").


                              W I T N E S S E T H:

        WHEREAS, the Company desires to continue to employ Executive pursuant to an agreement embodying the terms of such employment (this "Agreement") and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a "Party" and together the "Parties") agree as follows:

        1.      DEFINITIONS.

                (a) "Award" shall have the meaning set forth in Section 12 below.

                (b)     "Base Salary" shall have the meaning set forth in
                        Section 4 below.

                (c) "Board" shall have the meaning set forth in Section 3(a) below.

                (d) "Cause" shall have the meaning set forth in Section 11(b) below.

                (e)     "Change in Control" shall have the meaning set forth in
                        Section 11(c) below.

                (f) "Committee" shall have the meaning set forth in Section 4 below.

                (g)     "Competition" shall have the meaning set forth in
                        Section 14(a) below.

                (h) "Confidential Information" shall have the meaning set forth in Section 13(c) below.

                (i) "Constructive Termination Without Cause" shall have the meaning set forth in Section 11(c) below.

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                (j)     "Effective Date" shall have the meaning set forth in
                        Section 2(a) below.

                (k)     "Fair Market Value" shall have the meaning set forth in
                        Section 11 below.

                (l)     "Forfeiture Event" shall have the meaning set forth in
                        Section 12 below.

                (m) "Original Term of Employment" shall have the meaning set forth in Section 2(a) below.

                (n)     "Renewal Term" shall have the meaning set forth in
                        Section 2(a) below.

                (o)     "Restriction Period" shall have the meaning set forth in
                        Section 14(b) below.

                (p) "Retirement" shall have the meaning set forth in Section 11(f) below.

                (q)     "Target Performance" shall have the meaning set forth in
                        Section 11(a) below.

                (r)     "Severance Period" shall have the meaning set forth in
                        Section 11(c)(ii) below, except as provided otherwise in
                        Section 11(e) below.

                (s) "Subsidiary" shall have the meaning set forth in Section 13(d) below.

                (t)     "Term of Employment" shall have the meaning set forth in
                        Section 2(a) below.

        2.      TERM OF EMPLOYMENT.

                (a) The term of Executive's employment under this Agreement shall commence immediately upon the original date of this agreement, October 11, 2000 (the "Effective Date") and, by reason of the within amendment effective as of November 29, 2004, shall end on July 31, 2007 (the "Original Term of Employment"), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless either Executive or the Company delivers a written non-renewal notice to the other party no less than 150 days prior to the expiration of the Original Term of Employment or any Renewal Term, that Executive or the Company, as the case may be, is electing to not renew this Agreement beyond the expiration of the then current Term of Employment.


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"Term of Employment" shall mean the Original Term of Employment and all Renewal
Terms.

                (b) In the event that this Agreement is not renewed because the Company has given the 150-day non-renewal notice as set forth in the preceding paragraph and should such non-renewal notice result in the expiration of the Term of Employment prior to Executive's 60th birthday, such non-renewal shall be treated as a "Constructive Termination Without Cause" pursuant to
Section 11(c).

                (c) In the event that Executive's employment with the Company ceases at the end of the Original Term of Employment or any Renewal Term because Executive (and not the Company) has given the non-renewal notice as set forth in Section 2(a), then such termination of employment shall for all purposes be treated as a "Voluntary Termination" by Executive for purposes of
Section 11(d), Section 12, and Section 14(b).

                (d) Notwithstanding anything in this Agreement to the contrary, at least one year prior to the expiration of the Original Term of Employment, upon the written request of the Company or Executive, the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.

        3.      POSITION, DUTIES AND RESPONSIBILITIES.

                (a) GENERALLY. Executive shall serve as Chief Executive Officer and Chairman of the Board of Directors (the "Board") of the Company. For so long as he is serving on the Board, Executive agrees to serve as a member of any committee of the Board to which he is elected. During the Term of Employment the Board will nominate Executive for election to the Board for terms coterminous with the Term of Employment, unless otherwise elected by Executive. In any and all such capacities, Executive shall report only to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chairman and chief executive officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of Chairman of the Board and Chief Executive Officer and for the Company's businesses, PROVIDED THAT Executive may relinquish any or all of the positions of Chairman of the Board and Chief Executive Officer at any time Executive chooses to do so upon 90 days advance written notice to the Company, PROVIDED FURTHER that in the event that Executive has relinquished all such officer positions with the Company, Executive agrees to remain in the Company's employ as an employee in an appropriate non-officer consultive capacity (including assisting in the transition to a successor CEO) for at least one year, provided that such position as a non-officer shall not prohibit Executive from rendering employment or other services to another entity that is not in Competition (as defined in Section 14 below) with the Company and, unless otherwise mutually agreed upon by the Company and Executive, such non-officer position shall


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not require a material portion of his time and such consultive services may be rendered from such location as Executive may determine and PROVIDED FURTHER that while the Executive is in such non-officer position the Company shall have no right to terminate this Agreement (other than for "Cause") or to fail to renew the Term of Employment for any period prior to Executive reaching age 60 (and any Company attempt to so terminate or failure to renew prior to age 60 will be treated as if it was a Termination without Cause at a time during the Term of Employment when Executive was earning his greatest salary, annual incentive compensation and long-term incentive compensation for purposes of Section 11(c)). In such event of Executive relinquishing all such officer positions, Executive shall be entitled to continue to participate in the Company's insured welfare benefit plans and programs on the same terms as other executive officers of the Company (but not the SERP (as defined herein) and not the Split Dollar Agreement (as defined herein) or its equivalent pursuant to Section 8) as if he had remained employed by the Company as well as be entitled to a pro rata (based on the period prior to relinquishing such officer positions) annual incentive award and a pro rata (based on the period prior to relinquishing such officer positions) long-term incentive award to the extent then outstanding in each case based on actual Company performance for the applicable performance period(s) (including Company performance while Executive is in such non-officer position) and continued service vesting in all awards, stock options and deferred or restricted stock or units while Executive is in such non-officer position), and PROVIDED FURTHER that in the event Executive violates any of the provisions of
Section 13, 14 or 15 (subject to the cure periods expressly set forth therein), all such rights shall immediately terminate effective as of the date of written notice to Executive detailing such violation and PROVIDED THAT in the event Executive undertakes full-time employment services to another employer such welfare benefit participation will cease.

                (b) OTHER ACTIVITIES. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and
(iii) managing his personal investments and affairs, PROVIDED THAT such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

                (c) PLACE OF EMPLOYMENT. Except as otherwise provided in this Agreement, Executive's principal place of employment shall be the principal corporate offices of the Company.

                (d) RANK OF EXECUTIVE WITHIN COMPANY. As Chairman of the Board and Chief Executive Officer of the Company, Executive shall be the Company's highest-ranking executive.


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        4.      BASE SALARY.

                Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than $875,000, subject to review for increase at the discretion of the Compensation Committee (the "Committee") of the Board ("Base Salary") PROVIDED THAT in the event that Executive relinquishes all of his officer positions including Chairman of the Board and Chief Executive Officer and continues his employment with the Company as a non-officer employee under Section 3(a), Executive shall receive (in lieu of his Base Salary, annual incentive compensation and long-term incentive compensation) remuneration in an amount and form equal to such amount as may be reasonably and in good faith determined by the Board commensurate with the services to be performed for the Company in such non-officer position, but in all circumstances subject to a minimum amount not less than the amount and form of remuneration then paid to the Company's non-employee directors, with cash amounts paid in accordance with the Company's normal payroll practices.

        5.      ANNUAL INCENTIVE AWARDS.

                Executive shall participate in the Company's annual incentive compensation plan with a target annual incentive award opportunity of no less than 80% of Base Salary and a maximum annual incentive award opportunity of not less than 160% of Base Salary.

        6.      LONG-TERM INCENTIVE PROGRAMS.

                (a) GENERAL. Executive shall be eligible to participate in any long-term incentive compensation programs then in effect for the senior executive officers of the Company including cash and/or stock grants with or without restrictions on a deferred or current basis with a target award opportunity of not less than 35% of Base Salary, and stock option and/or possible restricted or deferred stock grants.

                (b)     [Deleted]

        7.      EMPLOYEE BENEFIT PROGRAMS.

                (a) GENERAL BENEFITS. During the Term of Employment as Chief Executive Officer, Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, travel accident and life insurance plans. As a non-officer employee, the Executive shall be entitled to participate, on the same terms as other executive officers of the Company, in the Company's insured welfare benefit plans and programs (but not the SERP (as defined herein) or the Split Dollar Agreement (as defined herein) or its equivalent in accordance with Section 8.


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                (b)     DEFERRAL OF COMPENSATION. To the extent permitted by
then applicable law, the Company shall implement deferral arrangements, reasonably acceptable to Executive and the Company, permitting Executive to elect to defer receipt, pursuant to written deferral election terms and forms (the "Deferral Election Forms"), of all or a specified portion of (i) his annual Base Salary and annual incentive compensation under Sections 4 and 5, (ii) any long term incentive compensation which may be applicable and (iii) deferred or restricted stock grants, and (iv) shares acquired upon exercise of stock options to purchase Company common stock that are acquired in an exercise in which Executive pays the exercise price by the surrender of previously acquired shares, to the extent of the net additional shares otherwise issuable to Executive in such exercise; PROVIDED, HOWEVER, that such deferrals shall not reduce Executive's total cash compensation in any calendar year below the sum of
(i) the FICA maximum taxable wage base plus (ii) the amount needed, on an after-tax basis, to enable Executive to pay the 1.45% Medicare tax imposed on his wages in excess of such FICA maximum taxable wage base.

                In accordance with such duly executed Deferral Election Forms, the Company shall credit to a bookkeeping account (the "Deferred Compensation Account") maintained for Executive on the respective payment date or dates, amounts equal to the compensation subject to deferral, such credits to be denominated in cash if the compensation would have been paid in cash but for the deferral or in shares if the compensation would have been paid in shares but for the deferral. An amount of cash equal in value to all cash-denominated amounts credited to Executive's account and a number of shares of Company common stock equal to the number of shares credited to Executive's account pursuant to this
Section 7(b) shall be transferred as soon as practicable following such crediting by the Company to, and shall be held and, if cash, invested by, an independent trustee selected by the Company and reasonably acceptable to Executive (a "Trustee") pursuant to a "rabbi trust" established by the Company in connection with such deferral arrangement and as to which, if cash, the Trustee shall make investments based on Executive's investment objectives (including possible investment in publicly traded stocks and bonds, mutual funds, and insurance vehicles). Thereafter, Executive's deferral accounts will be valued by reference to the value of the assets of the "rabbi trust". The Company shall pay all costs of administration or maintenance of the deferral arrangement, without deduction or reimbursement from the assets of the "rabbi trust."

                Except as otherwise provided under Section 11 or by applicable law, in the event of Executive's termination of employment with the Company or as otherwise determined by the Committee in the event of Executive's hardship, upon such date(s) or event(s) set forth in the Deferral Election Forms (including forms filed after deferral but before settlement in which Executive may elect to further defer settlement), the Company shall promptly distribute to the Executive any shares of Company common stock credited to the Executive's deferred accounts and pay to the Executive cash equal to the value of any other assets then credited to Executive's deferral accounts, less applicable withholding taxes, and such distribution shall be deemed to fully settle such accounts; PROVIDED, HOWEVER, that the Company may instead settle such accounts by


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directing the Trustee to distribute such other assets of the "rabbi trust." The
Company and Executive agree that compensation deferred pursuant to this Section 7(b) shall be fully vested and nonforfeitable (subject to Section 12); HOWEVER, Executive acknowledges that his rights to the deferred compensation provided for in this Section 7(b) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.

        8. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN; SPLIT DOLLAR AGREEMENT. The Company hereby ratifies and confirms the terms of Executive's Supplemental Executive Retirement Plan effective as of July 1, 1999 ("SERP"), and Executive's Split Dollar Agreement with the Company dated as of December 20, 1999 ("Split Dollar Agreement"), which are incorporated herein by reference, and the Company hereby agrees to satisfy its obligations to Executive under the SERP and the Split Dollar Agreement, PROVIDED HOWEVER, that due to limitations imposed by the Sarbanes-Oxley Act of 2002, the Company has been legally unable to continue to make its required premium payment obligations under the Split Dollar Agreement beginning with the premium payment due in or about July 2003 and as a result is pursuing an equivalent economic value for Executive reasonably acceptable to the parties, with the Company acknowledging its obligation to provide such equivalent economic value to Executive.

        9.      DISABILITY.

                (a) During the Term of Employment, as well as during the Severance Period, Executive shall be entitled to disability coverage as described in this Section 9(a). In the event Executive becomes disabled, as that term is defined under the Company's Long-Term Disability Plan, Executive shall be entitled to receive disability payments pursuant to the Company's Long-Term Disability Plan or otherwise, in place of his salary and annual incentive compensation, beginning on the commencement date of his eligibility for the Company's long-term disability benefits ("Commencement Date") and on a participation basis equivalent to the other senior executives of the Company, for a period beginning on the Commencement Date and ending with the earlier to occur of (A) Executive's attainment of age 65 or (B) Executive's commencement of retirement benefits from the Company in accordance with Section 11(f) below. If
(i) Executive ceases to be disabled during the Term of Employment (as determined in accordance with the terms of the Long-Term Disability Plan), (ii) the positions set forth in Section 3(a) are then vacant and were not relinquished by Executive under Section 3(a) prior to such Disability and (iii) the Company requests in writing that he resume such positions, he may elect to resume such positions by written notice to the Company within 15 days after the Company delivers its request. If he resumes such positions, he shall thereafter be entitled to his Base Salary at the annual rate in effect on the Commencement Date and, for the year he resumes his positions, a pro rata annual incentive award. If he ceases to be


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disabled during the Term of Employment and does not resume his positions pursuant to the foregoing, he shall be treated as if he voluntarily terminated his employment pursuant to Section 11(d) as of the date Executive ceases to be disabled. If Executive is not offered such positions after he ceases to be disabled during the Term of Employment and had not relinquished such positions prior to such Disability under Section 3(a), he shall be treated as if his employment was terminated Without Cause pursuant to Section 11(c) as of the date Executive ceases to be disabled.

                (b) Executive shall be entitled to a pro rata annual incentive award then in effect for Executive for the year in which the Commencement Date occurs based on 80% of Base Salary paid to him during such year prior to the Commencement Date, payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date. If Executive recommences his positions in accordance with Section 9(a), he shall be entitled to a pro rata annual incentive award for the year he resumes such positions and shall thereafter be entitled to annual incentive awards in accordance with Section 5 hereof.

                (c) Executive shall be entitled to a pro rata long term incentive award as may then be in effect and outstanding for the Executive for the period through the Commencement Date based on target performance, payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any long term incentive award with respect to the period following the Commencement Date. If Executive recommences his position in accordance with Section 9(a), he shall be entitled to a pro rata long term incentive award, to the extent then outstanding for the executive officers, for the period in which he resumes such position and shall thereafter be entitled to long term incentive awards in accordance with and subject to Section 6 hereof.

                (d) During the period Executive is receiving disability benefits pursuant to Section 9(a) above, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Sections 6 and 7 above, except that Executive shall not be entitled to receive any annual salary increases or any new long-term incentive plan grants following the Commencement Date.

        10.     REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES: PERQUISITES.

                (a) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to documentation in accordance with the Company's policy. During the Term of Employment, the Company shall provide Executive with personal financial and tax planning in accordance with terms adopted by the Company.


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                (b)     The Company shall pay all reasonable legal expenses up
to $27,500 incurred by Executive in connection with the negotiation of the 2004 amendment to this Agreement.

                (c) Upon commencement of Executive's term as a non-officer employee of the Company under Section 3(a), and upon commencement of Retirement under Section 11(f), and in each case continuing until age 65, Executive shall be entitled to the use of an appropriate executive office at the Company's principal executive offices and a full-time secretary. Such entitlement shall cease in the event the Executive undertakes full-time employment services to another employer.

        11.     TERMINATION OF EMPLOYMENT.

                (a) TERMINATION DUE TO DEATH. In the event Executive's employment with the Company is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

                        (i) Base Salary through the date of death, which shall be paid in a single lump sum not later than 15 days following Executive's death;

                        (ii) pro rata annual incentive award for the year in which Executive's death occurs assuming that Executive would have received an award equal to 80% of Base Salary for such year, which shall be payable in a lump sum promptly (but in no event later than 15 days) after his death;

                        (iii) elimination of all restrictions on any restricted stock or deferred stock awards outstanding at the time of his death;

                        (iv) immediate vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following death (or such longer period as may be provided in stock options granted to other similarly situated executive officers of the Company) or for the remainder of the exercise period, if less;

                        (v) immediate vesting of any outstanding long-term incentive awards previously granted and a pro rata payment of any such awards based on Target Performance, payable in a lump sum in cash or stock promptly (but in no event later than 15 days) after his death. "Target Performance" for purposes of this Agreement shall mean (i) the actual performance for each completed year under each applicable award, PLUS (ii) the "target" performance for the then current year under each applicable award;


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                        (vi)    the balance of any incentive awards earned as of
                                December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive's death;

                        (vii) settlement of all deferred compensation arrangements in accordance with Executive's duly executed Deferral Election Forms; and

                        (viii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company (including without limitation the benefits payable under the SERP and the Split Dollar Agreement).

                (b)     TERMINATION BY THE COMPANY FOR CAUSE.

                        (i)     "Cause" shall mean:

                                (A) Executive's willful and material breach of Sections 13, 14 or 15 of this Agreement;

                                (B)     Executive is convicted of a felony
                                        involving moral turpitude; or

                                (C)     Executive engages in conduct that
                                        constitutes willful gross neglect or
                                        willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

                        (ii) A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to follow a good faith investigation into the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based; (B) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (C) to be given within 90 days of the Company's learning of such act or acts or failure or failures


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                                to act. Executive shall have 20 days after the
                                date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to a hearing before the Committee of the Board at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                        (iii) In the event the Company terminates Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

                                (A)     Base Salary through the date of the
                                        termination of his employment for Cause, which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                                (B)     any incentive awards earned as of
                                        December 31 of the prior year (but not
                                        yet paid), which shall be paid in a
                                        single lump sum not later than 15 days
                                        following Executive's termination of
                                        employment;

                                (C) settlement of all deferred compensation arrangements in accordance with Executive's duly executed Deferral Election Forms; and

                                (D) other or additional benefits then due or earned in accordance with applicable plans or programs of the Company (including without limitation the benefits payable under the SERP and the Split Dollar Agreement).

                (c) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE PRIOR TO A CHANGE IN CONTROL. In the event Executive's employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined below), in either case prior to a Change in Control (as defined below) Executive shall be entitled to and his sole remedies under this Agreement shall be:


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                        (i)     Base Salary through the date of termination of
                                Executive's employment, which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (ii) Base Salary, at the annualized rate in effect on the date of termination of Executive's employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 24 months following such termination (the "Severance Period");

                        (iii) pro rata annual incentive award for the year in which termination occurs equal to 80% of Base Salary (determined in accordance with Section 11(c)(ii) above) for such year, payable in a lump sum promptly (but in no event later than 15 days) following termination;

                        (iv) an amount equal to 80% of Base Salary (determined in accordance with Section 11(c)(ii) above) multiplied by 2, payable in equal monthly installments over the Severance Period;

                        (v) elimination of all restrictions on any restricted stock or deferred stock awards outstanding at the time of termination of employment;

                        (vi) any outstanding stock options which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period in the case of options granted prior to the Effective Date and in the case of options granted after the Effective Date, for the remainder of the exercise period;

                        (vii) immediate vesting of all outstanding long-term incentive awards and a pro rata payment of such awards based on Target Performance, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

                        (viii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (ix) settlement of all deferred compensation arrangements in accordance with Executive's duly executed Deferral Election Forms and the plan documents (unless Executive has previously and appropriately elected not to have such settlement upon such a termination);

                        (x) continued participation in all medical, health and life insurance plans at the same benefit and participation level at which he was participating on the date of the termination of his employment until the earlier of:

                                (A) the date upon which Executive attains 65 years of age, PROVIDED THAT the Company shall bear the cost of such insurance only during the 24 months following the date of termination of the Executive's employment; thereafter Executive shall reimburse the Company for the cost of such insurance; or

                                (B)     the date, or dates, he receives
                                        equivalent coverage and benefits under
                                        the plans and programs of a subsequent
                                        employer (such coverage and benefits to
                                        be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (x) of this
                                        Section 11(c), he shall receive cash
                                        payments equal on an after-tax basis to
                                        the cost to him of obtaining the
                                        benefits provided under the plan or
                                        program in which he is unable to
                                        participate for the period specified in
                                        this clause (x) of this Section 11(c),
                                        (2) such cost shall be deemed to be the
                                        lowest reasonable cost that would be
                                        incurred by Executive in obtaining such
                                        benefit himself on an individual basis,
                                        and (3) payment of such amounts shall be made quarterly in advance;

                        (xi) 24 months of additional age and service credit for purposes of determining the amount Executive's accrued benefits under the SERP maintained by the Company, and immediate vesting of any such benefits;

                        (xii) a lump sum amount equal to the difference (determined on an actuarial basis) in the benefit Executive would have received under the Split Dollar Agreement (or its equivalent under
                                Section 8) if the Company had continued to make the required premium payments under such Split Dollar Agreement for an additional 24 months; and

                        (xiii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company (including without limitation the benefits payable under the SERP and the Split Dollar Agreement (or its equivalent under Section 8)).

                A termination without "Cause" shall mean Executive's employment is terminated by the Company for any reason other than Cause (as defined in Section 11(b)) or due to death.

                "Constructive Termination Without Cause" shall mean a termination of Executive's employment at his initiative as provided in this
Section 11(c) following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                                (A) a material diminution or change adverse to Executive effected by the Company and not cured by the Company within 30 days following written notice, in Executive's positions, titles, or offices as set forth in Section 3(a), status, rank, nature of responsibilities, or authority within the Company, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, including as a member of the Board but excluding any such change or diminution resulting from Executive's relinquishing any such positions under
                                        Section 3(a);

                                (B) an assignment of any duties to Executive which are inconsistent with his status as Chairman of the Board and Chief Executive Officer of the Company and other positions held under Section 3(a) but excluding any such change resulting from Executive's relinquishing any such positions under Section 3(a);

                                (C)     a decrease in annual Base Salary or
                                        target annual incentive award
                                        opportunity below 80% of Base Salary but excluding any such decrease resulting from Executive's relinquishing any positions under Section 3(a);

                                (D)     any other failure by the Company to
                                        perform any material obligation under,
                                        or breach by the Company of any material provision of, this Agreement that is not cured within 30 days;

                                (E) a relocation of the principal corporate offices of the Company outside a 35-mile radius of Clifton, New Jersey (unless Executive is, at the time of such relocation, a non-officer employee under
                                        Section 3(a)); or

                                (F) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement.

                A "Change in Control" shall be deemed to have occurred if:

                        (i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 30% or more of the combined voting power of the Company's or such subsidiary's then outstanding securities;

                        (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
                                Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

                        (iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

                        (iv) the consummation of the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition); or

                        (v) any other event occurs which the Board reasonably and in good faith determines would materially alter the structure of the Company or its ownership.

                For purposes of this definition:

                                (A) The term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

                                (B)     The term "Exchange Act" means the
                                        Securities Exchange Act of 1934, as
                                        amended from time to time, or any
                                        successor act thereto.

                                (C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 14(d) and 15(d) thereof, including "group" as defined in Section 15(d) thereof.

                (d) VOLUNTARY TERMINATION. In the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, a Constructive Termination Without Cause, a Retirement pursuant to Section 11(f) below, or a voluntary termination following a Change in Control within the 60-day period described in Section 11(e) below, Executive shall have the same entitlements as provided in Section 11(b)(iii) above for a termination for Cause, provided that at the Company's election (the "Company Option"), furnished in writing to Executive within 15 days following such notice of termination, the Company shall in addition pay the Executive 180% of his Base Salary for a period of 12 months following such termination in exchange for Executive not engaging in Competition with the Company or any Subsidiary as set forth in Section 14(a) below (PROVIDED THAT, if Executive is voluntarily terminating his employment from a non-officer position assumed under Section 3(a), then his "Restriction Period" for purposes of Competition with the Company will be determined in accordance with Section 14(b)). Notwithstanding any implication to the contrary, Executive shall not have the right to terminate his employment with the Company during the Term of Employment except in the event of a Constructive Termination Without Cause, Retirement, voluntary termination following a Change in Control within the 60-day period described in Section 11(e) below, or a voluntary termination from a non-officer position established under Section 3(a) following one year in such non-officer position, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach; provided however, if the Company elects to pay the Executive 180% of his Base Salary in accordance with this Section 11(d), the Company shall waive any and all claims it may have against Executive for any breach of this Agreement relating to his voluntary termination of employment unless Executive is found by a court of competent jurisdiction not to be in compliance with Section 14(a) below; provided further, however, that notwithstanding anything contained in the foregoing to the contrary, it is not the intention of the Company to waive any claims it may have against any third parties relating to a voluntary termination by Executive in violation of this Agreement.

                (e) TERMINATION WITHOUT CAUSE; CONSTRUCTIVE TERMINATION WITHOUT CAUSE OR VOLUNTARY TERMINATION FOLLOWING A CHANGE IN CONTROL. In the event Executive's employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined above), in either case within two years following a Change in Control (as defined above), or in the event Executive elects within the 60-day period commencing six months following a Change in Control to terminate his employment for any reason, Executive shall be entitled to and his sole remedies under this Agreement shall be:

                        (i) Base Salary through the date of termination of Executive's employment, which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (ii) an amount equal to 2.99 times Executive's Base Salary, at the annualized rate in effect on the date of termination of Executive's employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

                        (iii) pro rata annual incentive award for the year in which termination occurs assuming that Executive would have received an award equal to 80% of Base Salary (determined in accordance with Section 11(e)(ii) above) for such year, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

                        (iv) an amount equal to 80% of such Base Salary (determined in accordance with Section 11(e)(ii) above) multiplied by 2.99, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

                        (v) elimination of all restrictions on any restricted stock or deferred stock awards outstanding at the time of termination of employment;

                        (vi) immediate vesting of all outstanding stock options and the right to exercise vested stock options granted prior to the Effective Date during the Severance Period or for the remainder of the exercise period, if less; options granted after the Effective Date shall be exercisable for the remainder of the exercise period;

                        (vii) immediate vesting of all outstanding long-term incentive awards and a pro rata payment of such awards based on Target Performance, payable in a lump sum in cash or stock promptly (but in no event later than 15 days) following Executive's termination of employment;

                        (viii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (ix) settlement of all deferred compensation arrangements in accordance with Executive's duly executed Deferral Election Forms (unless Executive has previously and appropriately elected not to have such settlement upon such a termination;

                        (x) continued participation in all medical, health and life insurance plans at the same benefit and participation level at which he was participating on the date of termination of his employment until the earlier of:

                                (A) the date upon which Executive attains 65 years of age, PROVIDED THAT the Company shall bear the cost of such insurance until Executive's 60th birthday only; thereafter Executive shall reimburse the Company for the cost of such insurance; or

                                (B)     the date, or dates, he receives
                                        equivalent coverage and benefits under
                                        the plans and programs of a subsequent
                                        employer (such coverage and benefits to
                                        be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (x) of this
                                        Section 11(e), he shall receive cash
                                        payments equal on an after-tax basis to
                                        the cost to him of obtaining the
                                        benefits provided under the plan or
                                        program in which he is unable to
                                        participate for the period specified in
                                        this clause (x) of this Section 11(e),
                                        (2) such cost shall be deemed to be the
                                        lowest reasonable cost that would be
                                        incurred by Executive in obtaining such
                                        benefit himself on an individual basis,
                                        and (3) payment of such amounts shall be made quarterly in advance; and

                        (xi) 36 months additional age and service credit for purposes of determining the amount Executive's accrued benefits under the SERP maintained by the Company, and immediate vesting of any such benefits;

                        (xii) a lump sum amount equal to the difference (determined on an actuarial basis) in the benefit Executive would have received under the Split Dollar Agreement (or its equivalent) if the Company had continued to make the required premium payments under such Split Dollar Agreement for the Severance Period; and

                        (xiii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company (including without limitation the benefits payable under the SERP and the Split Dollar Agreement (or its equivalent)).

For purposes of any termination pursuant to this Section 11(e), the term "Severance Period" shall mean the period of 36 months following the termination of Executive's employment.

                (f) RETIREMENT. Upon Executive's Retirement (as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be:

                        (i) Base Salary through the date of termination of Executive's employment, which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (ii) pro rata annual incentive award for the year in which termination occurs (unless the Executive is at the time of such Retirement a non-officer employee under Section 3(a), in which case
                                Section 3(a) will control), based on performance valuation at the end of such year and payable in a cash lump sum promptly (but in no event later than 15 days) thereafter;

                        (iii) continued vesting (as if Executive remained employed by the Company) of any restricted stock or deferred stock awards outstanding at the time of his termination of employment;

                        (iv) continued vesting (as if Executive remained employed by the Company) of all outstanding stock options granted after the Effective Date and the right to exercise such stock options for the remainder of the exercise period; and continued vesting of all outstanding options granted prior to the Effective Date and the right to exercise such stock options for a period of one year following the later of the date the options are fully vested or the Executive's termination of employment (or such longer period as may be provided in stock options granted to other similarly situated executive officers of the Company), or for the remainder of the exercise period, if less;

                        (v) pro rata payment (based on actual service to the date of Retirement) of any long-term incentive awards previously granted to Executive and then outstanding (unless the Executive is at the time of such Retirement a non-officer employee under
                                Section 3(a), in which case Section 3(a) will control), with such pro rata payment based on valuation at the end of the applicable performance period(s), and continued service vesting (as if Executive remained employed by the Company) in all such outstanding awards, with such awards to be payable in lump sum in cash or the Company's common stock (with or without restrictions) promptly (but in no event later than 15 days) after the latter of the scheduled payment or vesting date for each such award;

                        (vi) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive's termination of employment;

                        (vii) settlement of all deferred compensation arrangements in accordance with Executive's duly executed Deferral Election Forms and the plan documents (unless Executive has previously and appropriately elected not to have such settlement at such time;

                        (viii) continued participation in all medical, health and life insurance plans at the same benefit and participation level at which he was participating on the date of the termination of his employment until the earlier of:

                                (A) the date upon which Executive attains 65 years of age, PROVIDED THAT the Company shall bear the cost of such insurance until Executive's 60th birthday only; thereafter Executive shall reimburse the Company for the cost of such insurance; or

                                (B)     the date, or dates, he receives
                                        substantially equivalent coverage and
                                        benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); PROVIDED
                                        THAT (1) if Executive is precluded from
                                        continuing his
                                        participation in any employee benefit
                                        plan or program as provided in this
                                        clause (viii) of this Section 11(f), he
                                        shall receive cash payments equal on an
                                        after-tax basis to the cost to him of
                                        obtaining the benefits provided under
                                        the plan or program in which he is
                                        unable to participate for the period
                                        specified in this clause (viii) of this
                                        Section 11(f), (2) such cost shall be
                                        deemed to be the lowest cost that would
                                        be incurred by Executive in obtaining
                                        such benefit himself on an individual
                                        basis, and (3) payment of such amounts
                                        shall be made quarterly in advance;

                        (ix) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company (including without limitation the benefits payable under the SERP and the Split Dollar Agreement or its equivalent).

For purposes of this Agreement, "Retirement" shall mean Executive's voluntary termination of employment with the Company at the earlier of (i) attaining age 55 and 15 years of service with the Company (which shall include all of Executive's years of service with Melville Corporation and which service began in April 1988), and (ii) attaining age 60.

In the case of such Retirement, the Executive's "Restriction Period" for purposes of engaging in Competition with the Company will be determined in accordance with Section 14(b).

                (g) Notwithstanding anything else herein to the contrary in Sections 7, 10 or otherwise, distributions attributable to any deferred compensation arrangements to be made to Executive may be delayed for up to 12 months solely to avoid adverse tax implications to Executive or the Company under Section 4009A of the Internal Revenue Code of 1986 (the "Code").

                (h) NO MITIGATION; NO OFFSET. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

                (i) NATURE OF PAYMENTS. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

                (j) NO FURTHER LIABILITY; RELEASE. In the event of Executive's termination of employment, payment made and performance by the Company in accordance with this Section 11 shall operate to fully discharge and release the

Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's rights under this Agreement. Other than payment and performance under this Section 11, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive's termination of employment. The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 11 upon the delivery by Executive to the Company of a release in substantially the form attached hereto as Exhibit A releasing any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement.

        12.     FORFEITURE PROVISIONS.

                (a) FORFEITURE OF STOCK OPTIONS AND OTHER AWARDS AND GAINS REALIZED UPON PRIOR OPTION EXERCISES OR AWARD SETTLEMENTS. Unless otherwise determined by the Committee, upon a termination of Executive's employment for Cause, the Executive's engaging in "Competition" (as defined in Section 14(a)) with the Company or any Subsidiary or Executive's violation of any of the other restrictive covenants contained in Section 13, 14 or 15 (each a "Forfeiture Event") during the Term of Employment and for 24 months thereafter, all of the following forfeitures will result:

                        (i) The unexercised portion of any stock option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by Executive and otherwise is not forfeitable in the event of any termination of Executive's service) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

                        (ii) Executive will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by Executive upon each exercise of a stock option or settlement of an Award (regardless of any elective deferral) that occurred (A) during the period commencing with the date that is 24 months prior to the occurrence of the Forfeiture Event and the date 24 months after the Forfeiture Event, if the Forfeiture Event occurred while Executive was employed by the Company or a Subsidiary or affiliate, or (B) during the period commencing 24 months prior to the date Executive's employment by the Company terminated, and ending 12 months (or, in the event that the Forfeiture Event is a breach of Section 15, 24 months) after the date of such termination, if the Forfeiture Event occurred after Executive ceased to be so employed. For purposes of this Section, the term "Award Gain" shall mean (i), in respect of a given stock option exercise, the product of (X) the Fair Market Value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to Executive, the Fair Market Value of the cash or stock paid or payable to Executive (regardless of any elective deferral) less any cash or the Fair Market Value of any stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by Executive to the Company as a condition of or in connection with such settlement.

For purposes of this Agreement, "Fair Market Value" shall mean as of any given date, the closing sale price per share of the Company's common stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the common stock of the Company is traded on the date as of which such value is being determined, or, if there is no sale on that day, then on the last previous day on which a sale was reported; and "Award" shall mean any cash award, stock option, stock appreciation right, restricted stock, deferred stock (such as a restricted stock unit), bonus stock, dividend equivalent, or other stock-based or performance-based award or similar award, together with any related right or interest, granted to or held by Executive (but excluding any annual cash incentive award which is payable on an annual basis and is determined based entirely on a one-year (or less) performance measurement period).

                (b) COMMITTEE DISCRETION. The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

        13. CONFIDENTIALITY: COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT; RETURN OF COMPANY MATERIALS.

                (a) During the Term of Employment and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information, except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the

Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

                (b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

                (c) "Confidential Information" shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, (ii) all documents marked "Confidential," and (iii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company's employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company's business or industry properly acquired by Executive in the course of his career as an executive in the Company's industry and independent of Executive's employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

                (d) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company.

                (e) Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

                (f) Executive agrees that, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

                (g) Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied an any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

                (h) Executive hereby represents and warrants to Company that, as of the Effective Date, he does not have in his personal possession, outside of his office, any documents constituting Confidential Information.

        14.     NON-COMPETITION.

                (a) During the Restriction Period (as defined in Section 14(b) below), Executive shall not engage in Competition with the Company or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean (i) Bed Bath & Beyond, Spencer Gifts, Inc., J.C. Penny's, Target, Ross Stores, Inc., The TJX Companies, Inc., Kohls Corporation, Federated Department Stores, Inc. or The May Department Stores Company (and any successor or successors thereto); (ii) any home textiles or housewares store, specialty store or other retailer if $50 million or more of its annual gross sales revenues (in either case, based on the most recent quarterly or annual financial statements available) are derived from the sale of home textiles, housewares or other goods or merchandise of the types sold in the Company's (or any Subsidiary's) stores; (iii) any corporation or other entity whether independent or owned, funded or controlled by any other entity, engaged or organized for the purpose of engaging, in whole or in part, in the sale of home textiles, housewares or other goods or merchandise of the types sold in the Company's (or any Subsidiary's) stores; (iv) any business that provides buying office services to any business or group of businesses referred to above, or (v) any business (in the U.S. or any country in which the Company or any Subsidiary operates a store or stores) which is in material competition with the Company or any Subsidiary or division thereof and in which Executive's functions would be substantially similar to Executive's "officer" functions with the Company.

                (b) For the purposes of this Section 14, "Restriction Period" shall mean the period beginning with the Effective Date and the "Restriction Period" will end as follows:

                        (i) in the case of a termination of Executive's employment without Cause or a Constructive Termination Without Cause or a voluntary termination by Executive within the 60-day period commencing six months following a Change in Control, the Restriction Period shall terminate immediately upon Executive's termination of employment;

                        (ii) in the case of a termination of Executive's employment for Cause, the Restriction Period will end 24 months from the date of such termination;

                        (iii) in the case of a voluntary termination of Executive's employment pursuant to Section 11(d), prior to Executive assuming a non-officer position under Section 3(a) (or Executive, prior to assuming a non-officer position under Section 3(a), provides notice of non-renewal of the Term of Employment under Section 2), followed by the Company's election to exercise the Company Option and to pay the Executive (and subject to the payment of) 180% of his Base Salary as provided in Section 11(d) above, the Restriction Period will end on the first anniversary of such termination;

                        (iv) in the case of a voluntary termination of the Executive's employment pursuant to Section 11(d), prior to Executive assuming a non-officer position under Section 3(a) (or Executive, prior to assuming a non-officer position under Section 3(a), provides notice of non-renewal of the Term of Employment under Section 2), which is not followed by the Company's election to exercise the Company Option and to pay the Executive such 180% of Base Salary, the Restriction Period will end on the date of such termination;

                        (v) in the case of a voluntary termination of Executive's employment under Section 11(d) at a time when Executive is serving in a non-officer position assumed pursuant to Section 3(a), or in the case of Executive's Retirement at a time when Executive is serving in a non-officer position assumed pursuant to Section 3(a), and where in either case Executive had served in that non-officer position for at least one year, the Restriction Period will end on the date of such voluntary termination or Retirement;

                        (vi) in the case of a voluntary termination of Executive's employment under Section 11(d) at a time when Executive is serving in a non-officer position assumed pursuant to Section 3(a), or in the case of Executive's Retirement at a time when Executive is serving in a non-officer position assumed pursuant to Section 3(a), and where in either case Executive has not served at least one year in such non-officer position, the Restriction Period will end on the date that is the one year anniversary of when the Executive initially assumed the non-officer position under
                                Section 3(a) (subject to the continued payment during such Restriction Period of the same compensation Executive had been receiving in the non-officer position); or

                        (vii) in the case of a Retirement pursuant to Section 11(f), where Executive had not, prior to such Retirement, assumed a non-officer position under
                                Section 3(a), the Company shall have the Company Option, to be furnished in writing to Executive within 15 days after receiving written notice of such Retirement, to pay the Executive 180% of his Base Salary for a period of 12 months following such Retirement for Executive not to engage in Competition with the Company or any Subsidiary as set forth in Section 14(a), in which case the "Restriction Period" will end on the first anniversary of the date of Retirement, and if the Company does not exercise such Company Option, the "Restriction Period" will end on the date of Retirement.

        15.     NON-SOLICITATION OF EMPLOYEES.

                During the period beginning with the Effective Date and ending 24 months following the termination or other cessation of Executive's employment for any reason, Executive shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent Executive from engaging in generic nontargeted advertising for employees generally. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

        16.     REMEDIES.

                In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 13, 14 or 15 above, the Company (a) shall have its rights under Section 12 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief (without posting bond or other security and without the need to prove damages). Executive acknowledges that such a breach of Sections 13, 14 or 15 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 13, 14 or 15 has occurred.

        17.     RESOLUTION OF DISPUTES.

                Any controversy or claim or defense arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning or defending the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 16, shall be resolved by binding arbitration, to be held in Newark, New Jersey in accordance with the rules and procedures of the Rules for the Resolution of Employment Disputes of the American Arbitration Association, except that disputes arising under or in connection with Sections 13, 14 and 15 above shall be submitted to the federal or state courts in the State of New Jersey. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this
Section 17 shall be paid on behalf of or reimbursed to Executive promptly by the Company; PROVIDED, HOWEVER, that in the event the arbitrator(s) determine(s) that any of Executive's litigation assertions or defenses are determined to be in bad faith or frivolous, no such reimbursements related to such assertions or defenses shall be due Executive, and any such expenses already paid to Executive shall be immediately returned by Executive to the Company. Nothing contained in this Agreement shall constitute a waiver of Executive's right to binding arbitration hereunder.

        18.     INDEMNIFICATION.

                (a) COMPANY INDEMNITY. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 18(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

                (b) NO PRESUMPTION REGARDING STANDARD OF CONDUCT. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 18(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

                (c) LIABILITY INSURANCE. The Company agrees to continue and maintain a directors and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

        19.     EXCISE TAX GROSS-UP.

                If Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 19, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                        (i) The Total Payments shall be treated as "parachute payments" within the meaning of
                                Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
                                Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                        (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of
                                Section 280G(b)(1) of the Code (after applying clause (i) above); and

                        (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and
(C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; PROVIDED, HOWEVER, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); PROVIDED, HOWEVER, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

        20.     EFFECT OF AGREEMENT ON OTHER BENEFITS.

                Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

        21.     ASSIGNABILITY: BINDING NATURE.

                This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 27 below.

        22.     REPRESENTATION.

                The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

        23.     ENTIRE AGREEMENT.

                This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the date of this amendment, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation any prior change in control agreement between the Parties, except for certain rights regarding Executive's stock options granted after October 1996 and prior to October 11, 2000, which shall be governed by the terms of Executive's 1996 employment agreement as if such 1996 employment agreement remained in full force and effect.

        24.     AMENDMENT OR WAIVER.

                No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

        25.     SEVERABILITY.

                In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        26.     SURVIVORSHIP.

                The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

        27.     BENEFICIARIES/REFERENCES.

                Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        28.     GOVERNING LAW/JURISDICTION.

                This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Jersey without reference to principles of conflict of laws. Subject to Section 17, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New Jersey or (ii) any of the courts of the State of New Jersey. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The

Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

        29.     NOTICES.

                Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                If to the Company:      Linens 'n Things, Inc.
                                        6 Brighton Road
                                        Clifton, New Jersey 07015-5108
                                        Attention: Secretary

                If to Executive:        Mr. Norman Axelrod
                                        c/o Linens 'n Things, Inc.
                                        6 Brighton Road
                                        Clifton, New Jersey 07015-5108

        30.     HEADINGS.

                The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        31.     COUNTERPARTS.

                This Agreement may be executed in two or more counterparts.


        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                            LINENS 'N THINGS, INC.


                                            By:_______________________________
                                            Name:
                                            Title:

                                            EXECUTIVE

                                            ----------------------------------
                                            Norman Axelrod


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                                    EXHIBIT A

                                 GENERAL RELEASE
                                 ---------------

        THIS GENERAL RELEASE (the "Agreement") is made and entered into as of the __ day of ________, ____, by and between Linens 'n Things, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and ___________ (the "Executive").

        WHEREAS, the Company and the Executive have previously entered into, and executed, an Employment Agreement, dated as of ______________ (the "Employment Agreement"), a copy of which is attached hereto and incorporated herein; and

        WHEREAS, the Executive's employment with the Company has been terminated [with/without "Cause" prior to/after a "Change in Control" (as such terms are defined in the Employment Agreement)], effective as of _________________ (the "Date of Termination");

        NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:

        1. The Executive, on behalf of himself and his respective heirs, executors, administrators and assigns (hereinafter the "Releasors"), in consideration for good and valuable consideration received from the Company, which is acknowledged to be in addition to any payments or benefits which he would otherwise be entitled to receive and the sufficiency of which is hereby acknowledged, hereby releases and forever discharges the Company and each of its parent, subsidiary, predecessor, and successor or affiliated companies, and each of its or their past and present officers, directors, employees, agents, attorneys, benefit committees, trustees, fiduciaries, plans, and trusts, and the respective heirs, executors, administrators, successors and assigns of each of the foregoing (hereinafter the "Releasees"), from any and all actions, causes of action, demands, suits and claims, in law or in equity, whether now known or unknown which he


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ever had, now has, or could have, including any and all claims arising out of or relating in any way to the Executive's employment with the Company and the termination of that employment. The claims released include, but are not limited to:

                (a) all statutory claims including claims arising under the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the New Jersey Family Leave Act, the Rehabilitation Act, and the Employee Retirement Income Security Act;

                (b) all claims arising under the United States or New Jersey Constitutions;

                (c) all claims arising under any Executive Order or derived from or based upon any federal regulations;

                (d) all common law claims including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract (including but not limited to any claims arising in connection with the Employment Agreement and any amendments or supplements thereto), claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

                (e) all claims for any compensation including back wages, front pay, bonuses or awards, severance, fringe benefits, stock options, profit sharing, pay in lieu of notice of termination of employment, reinstatement, retroactive seniority, pension benefits, or any other form of economic loss, except as set forth in the Employment Agreement;


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                (f)     all claims for personal injury, including physical
injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

                (g) all claims for costs and attorneys' fees on behalf of any attorneys who may have represented him.

Nothing contained in this paragraph is intended, nor shall be construed, as releasing any future claims arising after the date of execution of this Agreement; however, this Agreement in conjunction with the Employment Agreement is intended to set forth the complete agreement of the parties with respect to the Executive's employment relationship with the Company through and including the Date of Termination, and this paragraph is intended to release all claims in connection therewith and the termination of employment.

        2. The Executive represents that he has not filed any charge, claim, or complaint of any kind against the Releasees, and he further covenants and represents that no such charge, claim or complaint will be filed against the Releasees with respect to any matter released under Paragraph 1 of this Agreement. Notwithstanding any of the foregoing provisions of this Agreement, the Executive does not release the Company from any rights he has or any obligations of the Company to him (including but not limited to the obligation to continue to indemnify him and not to disparage him) to the extent set forth in the Employment Agreement. Nothing contained herein shall prohibit the parties to this Agreement from (a) bringing any action to enforce the terms of this Agreement or the Employment Agreement or challenge the validity of this Agreement or the Employment Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Agreement; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or


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proceeding conducted by the EEOC or any other governmental agency (although the
Executive agrees that he has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint), or (d) participating or testifying in any action if compelled to do so by judicial subpoena, court order, or as otherwise required by state or federal law.

        Without limiting the foregoing, the Executive expressly acknowledges that all stock options heretofore granted by the Company to the Executive, including all of the vested options, are expressly subject to all of the terms and conditions of Section 12 of the Employment Agreement and are subject to (i) the Executive having materially complied, during his Term of Employment, with
Section 14 ("Non-Competition") of the Employment Agreement and (ii) the Executive's continued compliance with Section 13 ("Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials") and
Section 15 ("Non-Solicitation") of the Employment Agreement during his Term of Employment and for periods stated therein following the Date of Termination. The Executive acknowledges and agrees that the provisions of Sections 12, 13, 14 and 15 of the Employment Agreement are valid and enforceable against the Executive and, in the event of any breach of the terms thereof, the Company would be entitled to all of the rights and remedies set forth in the Employment Agreement as well as all such other rights and remedies as may arise or exist at law or in equity.

        3. The Executive agrees to reasonably cooperate with and to assist the Releasees in connection with the preparation and defense, including but not limited to personal appearances and testimony, of any claim, action or litigation in which any Releasee is, or may become, a party and which relates in any way to matters or actions within the possible scope of the Executive's responsibilities while in the employment of the Company. In seeking the Executive's assistance, the Company will make reasonable efforts to accommodate the Executive's other


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personal and business obligations. The Company agrees to reimburse the Executive for reasonable and necessary out of pocket expenses incurred while so cooperating and assisting the Releasees. The Executive further agrees that he will advise the Company immediately upon becoming aware of any claim or litigation connected in any way to the Company or to any of the Releasees in which he is required or requested to appear as a witness or made a party.

        4.      (a)     Notwithstanding any of the foregoing, the Executive
agrees that all of his duties and responsibilities set forth in the Employment Agreement (including, but not limited to, the provisions relating to confidentiality and non-solicitation, but excluding the duties and responsibilities set forth in Section 3 of the Employment Agreement), as well as the Company's remedies in the event of a breach of such duties and responsibilities, shall remain in full force and effect.

                (b) The Executive and the Company agree that the Company's remedy at law for breach of the Executive's obligations under subsection 4(a) above will be inadequate. In the event of a breach, in addition to all other rights under the Employment Agreement (including, without limitation, Section 12 of the Employment Agreement) or at law or in equity, the Company shall be released from its obligations under this Agreement and all of the Executive's stock options referenced herein shall immediately cease, expire, terminate and be of no further force or effect.

        5. This Agreement shall be construed in accordance with the laws of New Jersey.

        6. The Executive acknowledges that the only consideration he has received for executing this Agreement is that set forth herein. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with him or to him or anyone else to cause him to enter into this Agreement.


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        7.      This Agreement reflects the entire agreement reached among the parties and supersedes all prior agreements which are hereby made null and void, except that the Employment Agreement (except as otherwise provided herein) continues in full force and effect. There is no other agreement except as stated herein. It may not be changed unless the change is in writing and signed by the Executive and by a duly authorized representative of the Company or its successor.

        8. The Executive is advised to consult with an attorney before signing this Agreement. He represents that he has carefully read and fully understands all of the provisions of this Agreement, that he has had an opportunity to review and discuss it with an attorney of his choosing if he wished to do so, and that he is voluntarily executing this Agreement without duress or coercion

        9. The Executive is hereby advised that he is permitted a period of twenty-one (21) days to review and consider this Agreement before signing it. He understands that he is free to use as much of the twenty-one day period as he wishes or considers necessary before signing this Agreement. The Executive is further advised that he may revoke his signature within seven (7) days of signing by delivering written notice of revocation marked "Personal and Confidential" to the Senior Vice President, Human Resources, Linens `n Things, Inc., Six Brighton Road, Clifton, New Jersey. It is understood and agreed that the benefits of this Agreement will not become effective until seven (7) days have passed from the date of execution of this Agreement by the Executive, at which point he will no longer be able to revoke his signature, and this Agreement will become binding and effective.


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        10.     The parties agree that any claim or dispute arising out of or relating to this Agreement will be settled in the same manner as is set forth in
Section 16 of the Employment Agreement.

LINENS 'N THINGS, INC.                          EXECUTIVE

By:________________________                     ___________________________
Name:
Title:

Dated:_______________, ____                     Dated:_______________, ____



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